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                                                                 Exhibit 7(c)(7)
                                                                  CONFORMED COPY
                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION


         J. C. PENNEY COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("Company"), does hereby certify:

First:   That at a meeting of the Board of Directors of the Company held on
March 9, 1994, a resolution was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, as amended, declaring said amendment to be advisable, and directing that said amendment be submitted for consideration by the stockholders at the Annual Meeting of Stockholders of the Company to be held on May 20, 1994. The resolution setting forth the proposed amendment is as follows:

                 RESOLVED that the Board of Directors hereby declares it advisable that the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Company, as amended, be further amended to read as follows ("Amendment"):

                 "FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 1,275,000,000 shares, of which 25,000,000 shares shall be shares of Preferred Stock without par value (hereinafter called Preferred Stock) and 1,250,000,000 shares shall be shares of Common Stock of 50c. par value (hereinafter called Common Stock)."


Second: That thereafter, pursuant to resolutions of its Board of Directors, at the Annual Meeting of Stockholders of the Company duly called and held on May 20, 1994, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.
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Third:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name by its Chairman of the Board and attested by an Assistant Secretary, this 25th day of May, 1994.


                                        J. C. PENNEY COMPANY, INC.



                                             /S/ W. R. Howell
                                               W. R. Howell
                                           Chairman of the Board



Attest:



     /S/ T. M Comerford
       T. M. Comerford
    Assistant Secretary